Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2018, relating to the consolidated financial statements and financial statement schedule of PPL Corporation and Subsidiaries, and the effectiveness of PPL Corporation and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of PPL Corporation and Subsidiaries for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectuses, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 22, 2018